Exhibit 3(i)

RESTATED

CERTIFICATE OF INCORPORATION

OF

NORTH JERSEY COMMUNITY BANCORP, INC.

THIS IS TO CERTIFY THAT North Jersey Community Bancorp, Inc. does hereby adopt this Restated Certificate of Incorporation pursuant to N.J.S.A. 14A:9-5 and other applicable provisions of Title 14A of the New Jersey Revised Statutes, as it may be amended from time to time, known as the “New Jersey Business Corporation Act,” thus restating its Certificate of Incorporation filed with the New Jersey Division of Revenue on January 22, 2008, as amended from time to time.

ARTICLE I

Corporate Name

The name of the Corporation is North Jersey Community Bancorp. Inc.

ARTICLE II

Registered Office and Registered Agent

The address of the Corporation’s current registered office is:

North Jersey Community Bank

301 Sylvan Avenue,

Englewood Cliffs, NJ 07632

The name of the registered agent at that address is:

Frank Sorrentino III

Chairman and Chief Executive Officer

ARTICLE III

Board of Directors and Number of Directors

A. The number of directors constituting the entire Board of Directors shall be governed by the Bylaws of the Corporation. The number of directors constituting the current Board of Directors is 8. The Board of Directors shall be divided into three (3) classes, as nearly identical in number as the then total number of directors constituting the entire board permits, with the term of office of one class expiring each year. Upon adoption of this provision, the Board shall select the class into which each Director is assigned. At the first annual meeting of stockholders after adoption of this provision, directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. At each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting. The names and addresses of the current Board of Directors are as follows:

Name	Address

Frank Sorrentino III, Chairman of the Board	c/o North Jersey Community Bank 301 Sylvan Avenue, Englewood Cliffs, NJ 07632

Stephen Boswell, Director	c/o North Jersey Community Bank 301 Sylvan Avenue, Englewood Cliffs, NJ 07632

Frank Cavuoto, Director	c/o North Jersey Community Bank 301 Sylvan Avenue, Englewood Cliffs, NJ 07632

Dale Creamer, Director	c/o North Jersey Community Bank 301 Sylvan Avenue, Englewood Cliffs, NJ 07632

Steven M. Goldman, Director	c/o North Jersey Community Bank 301 Sylvan Avenue, Englewood Cliffs, NJ 07632

Frank Huttle III, Director	c/o North Jersey Community Bank 301 Sylvan Avenue, Englewood Cliffs, NJ 07632

Michael Kempner, Director	c/o North Jersey Community Bank 301 Sylvan Avenue, Englewood Cliffs, NJ 07632

Joseph Parisi, Jr., Director	c/o North Jersey Community Bank 301 Sylvan Avenue, Englewood Cliffs, NJ 07632

B. None of the present or future directors of the Corporation may be removed without cause by the shareholders of the Corporation. The term “cause” as used herein is defined to mean (i) conviction of the director of a felony, (ii) declaration by order of a court that the director is of unsound mind; (iii) breach of fiduciary duty involving personal profit which is proven by clear and convincing evidence to have been committed in bad faith; or (iv) violation of any final cease and desist order issued by any regulatory agency having jurisdiction over the Corporation or its business. The Board of Directors shall have the power to remove directors and to suspend directors pending a final determination that cause exists for removal.

ARTICLE IV

Corporate Purpose

The purpose for which the Corporation is organized is to engage in any activities for which corporations may be organized under the New Jersey Business Corporation Act.

ARTICLE V

Capital Stock

A. The total authorized capital stock of the Corporation shall be 11,000,000 shares, consisting of 10,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock which may be issued in one or more classes or series. The shares of Common Stock and the shares of Preferred Stock of each class or series shall be without nominal or par value, except that the amendment authorizing the initial issuance of any class or series of Preferred Stock, adopted by the Board of Directors as provided herein, may provide that shares of any class or series shall have a specified par value per share, in which event all of the shares of such class or series shall have the par value per share so specified.

B. The Board of Directors of the Corporation is expressly authorized from time to time to adopt and to cause to be executed and filed without further approval of the shareholders, amendments to this Certificate of Incorporation authorizing the issuance of one or more classes or series of Preferred Stock for such consideration as the Board of Directors may fix. In an amendment authorizing any class or series of Preferred Stock, the Board of Directors is expressly authorized to determine:

(1) The distinctive designation of the class or series and the number of shares which will constitute the class or series, which number may be increased or decreased (but not below the number of shares then outstanding in that class or above the total shares authorized herein) from time to time by action of the Board of Directors;

(2) The dividend rate of the class or series, whether dividends will be cumulative, and, if so, from what date or dates;

(3) The price or prices at which, and the terms and conditions on which, the shares of the class or series may be redeemed at the option of the Corporation;

(4) Whether or not the shares of the class or series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

(5) Whether or not the shares of the class or series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(6) The rights of the shares of the class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(7) Whether or not the shares of the class or series will have priority over, parity with, or be junior to the shares of any other class or series in any respect, whether or not the shares of the class or series will be entitled to the benefit of limitations restricting the issuance of shares of any other class or series having priority over or on parity with the shares of such class or series and whether or not the shares of the class or series are entitled to restrictions on the payment of dividends on, the making of other distributions in respect of, and the purchase or redemption of shares of any other class or series of Preferred Stock and/or Common Stock ranking junior to the shares of the class or series;

(8) Whether the class or series will have voting rights, in addition to any voting rights provided by law, and if so, the terms of such voting rights; and

(9) Any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that class or series.”

ARTICLE VI

Limitation of Liability

Subject to the following, a director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. The preceding sentence shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person’s duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer or both of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended. Any amendment to this Certificate of Incorporation, or change in law which authorizes this paragraph, shall not adversely affect any then existing right or protection of a director or officer of the Corporation.

ARTICLE VII

Indemnification

The Corporation shall indemnify its officers, directors, employees and agents and former officers, directors, employees and agents, and any other persons serving at the request of the Corporation as an officer, director, employee or agent of another corporation, association, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee, agent or other person is a party, or is threatened to be made a party, to the fullest extent permitted by the New Jersey Business Corporation Act. The indemnification provided herein (i) shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any by-law, agreement, or vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity, and (ii) shall inure to the benefit of the heirs, executors, and the administrators of any such person. The Corporation shall have the power, but shall not be obligated, to purchase and maintain insurance on behalf of any person or persons enumerated above against any liability asserted against or incurred by them or any of them arising out of their status as corporate directors, officers, employees, or agents whether or not the Corporation would have the power to indemnify them against such liability under the provisions of this article.

The Corporation shall, from time to time, reimburse or advance to any person referred to in this article the funds necessary for payment of expenses, including attorneys’ fees, incurred in connection with any action, suit or proceeding referred to in this article, upon receipt of a written undertaking by or on behalf of such person to repay such amount(s) if a judgment or other final adjudication adverse to the director or officer establishes that the director’s or officer’s acts or omissions (i) constitute a breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders, (ii) were not in good faith, (iii) involved a knowing violation of law, (iv) resulted in the director or officer receiving an improper personal benefit, or (v) were otherwise of such a character that New Jersey law would require that such amount(s) be repaid.

ARTICLE VIII

Name and Address of Incorporator

Intentionally Deleted

ARTICLE IX

Business Combinations

A No proposed transaction resulting in a Business Combination (as defined below) shall be valid unless first approved by the affirmative vote, cast in person or by proxy, of the holders of record of at least seventy-five percent (75%) of the outstanding shares of the capital stock of the Corporation entitled to vote thereon; provided, however, that if any such action has been approved prior to the vote of shareholders by a majority of the Corporation’s Board of Directors, the affirmative vote of the holders of a majority of the outstanding shares of capital stock then entitled to vote on such matters shall be required.

B. This Article IX may not be amended except by the affirmative vote, cast in person or by proxy, of the holders of record of at least seventy-five percent (75%) of the outstanding shares of the capital stock of the Corporation entitled to vote thereon.

C. “Business Combination” as used herein shall mean any of the following proposed transactions, when entered into by the Corporation or a subsidiary of the Corporation with, or upon a proposal by or on behalf of, any third party or a related entity:

(i)	the merger or consolidation of the Corporation or any subsidiary of the Corporation;

(ii)	the sale, exchange, transfer or other disposition (in one or a series of transactions) of substantially all of the assets of the Corporation or any subsidiary of the Corporation; or

(iii)	any offer for the exchange of securities of another entity for the securities of the Corporation.”

ARTICLE X

Shareholders Written Consent

No action required or permitted to be taken at a meeting of the shareholders may be taken upon the written consent of the shareholders without a meeting, without prior notice and without a vote to authorize such action, except by the unanimous consent of the shareholders.”

ARTICLE X

Quorum

A quorum for the transaction of any business at an Annual or Special Meeting shall consist of Thirty Three and One-Third (1/3) Percent (33.33%) of the voting power of all shares of stock and/or other voting securities then outstanding which are present in person or by proxy, unless a separate vote by class or series or classes or series is required in which case at least Thirty Three and One-Third (1/3rd) Percent (33.33%) of the voting power of each such class or series must be present in person or by proxy to constitute a quorum for the transaction of any business.

Unless otherwise specified in the certificate or document creating the series or class, the affirmative vote of the majority of such quorum, in the aggregate or by class or by series as the case may be, will be deemed the act of the shareholders. If a statute requires that certain acts be affirmed by a vote of a majority of all outstanding stock or other voting securities, whether voting by class or series or in the aggregate, the Board of Directors may specify in the notice of the meeting that a quorum shall consist of not less than a majority of the issued and outstanding shares of stock, by class, series, or in the aggregate, as the case may be.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the undersigned, the Executive Vice President of the Corporation, has hereunto signed this Amended and Restated Certificate of Incorporation on the 8th day of October, 2012.

By:	/s/ Laura Criscione
Name:	Laura Criscione
Title:	Executive Vice President and Chief Operating Officer